Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter Net Loss of $31.8 Billion

($21.37 per share)

Adjusted earnings of $1.9 billion or $1.28 per share

HOUSTON--(BUSINESS WIRE)--January 28, 2009--ConocoPhillips:

Earnings at a glance
	Fourth Quarter				Twelve Months
	2008		2007		2008		2007
Net income (loss)	$(31,764)	million	4,371	million	$(16,998)	million	11,891	million
Diluted income (loss) per share	$(21.37)		2.71		$(11.16)		7.22

Adjusted earnings *	$1,914	million	4,108	million	$16,432	million	15,152	million
Diluted adjusted earnings per share *	$1.28		2.55		$10.66		9.21

Revenues	$44.5	billion	52.7	billion	$240.8	billion	187.4	billion
* See tables below for reconciliation of net income (loss) to adjusted earnings.

ConocoPhillips (NYSE:COP) today reported a fourth-quarter net loss of $31,764 million, or $21.37 per share. This compared with net income of $4,371 million, or $2.71 per share, for the same quarter in 2007. Revenues were $44.5 billion, versus $52.7 billion a year ago.

As previously communicated, the company’s fourth-quarter 2008 results include certain items related to the substantial decline in global equity markets, commodity prices, and margins, as well as the company’s asset rationalization efforts and revised capital plans. These after-tax items were comprised of:

  A $25,443 million impairment of all Exploration & Production (E&P) segment goodwill.
  A $7,410 million impairment of the book value of the company’s investment in OAO LUKOIL (LUKOIL), reducing the book value to market value.
  Other asset impairments totaling $1,251 million, consisting of:
  $599 million in E&P, primarily related to producing properties in the U.S. Lower 48 and Canada;
  $537 million in Refining and Marketing (R&M), primarily related to reductions in the book value of two refineries;
  $85 million in Emerging Businesses for a U.S. cogeneration power plant; and
  $30 million in Corporate.
  Severance accruals of $99 million.
  A $525 million net benefit from asset rationalization efforts.

Fourth-quarter 2008 adjusted earnings were $1,914 million or $1.28 per share. This compares with fourth-quarter 2007 adjusted earnings of $4,108 million, or $2.55 per share.

“Our financial performance for the quarter reflects the depressed economic conditions and business environment impacting not only our industry, but domestic and global markets as well,” said Jim Mulva, chairman and chief executive officer. “However, we ran well during the quarter, as our upstream business produced 2.32 million BOE per day, including our share of LUKOIL’s production, resulting in full year production of 2.23 million BOE per day. In our downstream business, our worldwide refining crude oil capacity utilization rate was 93 percent for the quarter.

“During the quarter, we invested $8.7 billion in our capital program, including funding for the transaction with Origin Energy. We repurchased $0.7 billion of ConocoPhillips common stock and paid $0.7 billion in dividends. This primarily reflects the use of $3.1 billion of cash generated from operations, a debt increase of $5.4 billion, and $0.9 billion in proceeds from asset dispositions. We ended the quarter with debt of $27.5 billion, a debt-to-capital ratio of 33 percent, and a cash balance of $0.8 billion.”

For 2008, the company recorded a net loss of $16,998 million, or $11.16 per share, compared with 2007 net income of $11,891 million, or $7.22 per share. Full-year 2008 adjusted earnings were $16,432 million, or $10.66 per share. This compares with full-year 2007 adjusted earnings of $15,152 million, or $9.21 per share. Revenues were $240.8 billion, versus $187.4 billion a year ago.

The results for ConocoPhillips’ business segments follow.

Exploration and Production

Fourth-quarter financial results: The E&P segment reported a fourth-quarter net loss of $24,293 million, compared with net income of $3,928 million in the previous quarter and $2,608 million in the fourth quarter of 2007. Fourth-quarter 2008 E&P adjusted earnings were $1,392 million, compared with adjusted earnings of $3,818 million in the previous quarter and $2,385 million in the fourth quarter of 2007.

Fourth-quarter 2008 adjusted earnings were lower than third-quarter 2008 adjusted earnings due to significantly lower commodity prices, partially offset by lower production taxes and higher volumes. Fourth-quarter 2008 adjusted earnings were lower than fourth-quarter 2007 adjusted earnings primarily due to lower commodity prices and higher exploration expenses, partially offset by lower production taxes and higher volumes.

Daily production from the E&P segment, including Canadian Syncrude, averaged 1.87 million barrels of oil equivalent (BOE) per day, an increase from 1.75 million BOE per day in the previous quarter and 1.84 million BOE per day in the fourth quarter of 2007. When compared with the previous quarter, production from new developments, primarily in the United Kingdom, Vietnam, Canada, and China, more than offset the impact of field decline. Production also increased due to improved well performance and seasonality in Alaska and the U.S. Lower 48, as well as less planned and unplanned downtime. When compared with the fourth quarter of 2007, production from new developments, primarily in the United Kingdom, Russia, Canada, Norway, and Indonesia, more than offset the impact of field decline.

Before-tax exploration expenses were $473 million in the fourth quarter of 2008, compared with $267 million in the previous quarter and $268 million in the fourth quarter of 2007. The increases from the previous quarter and the fourth quarter of 2007 were primarily due to higher dry hole costs and lease impairments.

Twelve-month financial results: The E&P segment had a net loss for 2008 of $13,479 million, compared with net income of $4,615 million in 2007. The 2008 E&P adjusted earnings were $12,072 million, while 2007 adjusted earnings were $8,483 million. The increase was primarily due to higher commodity prices, partially offset by higher production and other taxes, lower volumes, increased operating and exploration costs, and higher depreciation expense.

Full-year 2008 E&P segment production averaged 1.79 million BOE per day, which includes the impact of higher commodity prices on production sharing contracts, as well as downtime resulting from hurricanes. Excluding these impacts, production would have averaged 1.81 million BOE per day. Full-year 2007 E&P segment production averaged 1.88 million BOE per day, which includes two quarters of production related to the company’s expropriated Venezuelan assets.

Midstream

Fourth-quarter financial results: The Midstream segment had fourth-quarter net income of $69 million, compared with $173 million in the previous quarter and $162 million in the fourth quarter of 2007. The decrease from the previous quarter was primarily attributable to lower realized natural gas liquids prices, partially offset by higher volumes due to a return to normal levels following hurricane disruptions in the prior quarter. The decrease from the fourth quarter of 2007 was primarily due to lower realized natural gas liquids prices.

Twelve-month financial results: Midstream net income for 2008 was $541 million, compared with $453 million in 2007. The increase was primarily due to higher realized natural gas liquids prices, partially offset by higher operating costs.

Refining and Marketing

Fourth-quarter financial results: The R&M segment reported fourth-quarter net income of $289 million, compared with $849 million in the previous quarter and $1,122 million in the fourth quarter of 2007. Fourth-quarter 2008 R&M adjusted earnings were $753 million, compared with adjusted earnings of $847 million in the previous quarter and $1,097 million in the fourth quarter of 2007.

Fourth-quarter 2008 adjusted earnings were lower than third-quarter 2008 adjusted earnings due to lower U.S. realized refining margins, reflecting the significant decline in market crack spreads which more than offset higher margins from secondary products and improved sour crude differentials. This decrease also was partially offset by lower foreign exchange losses and utility costs. Fourth-quarter 2008 adjusted earnings were lower than fourth-quarter 2007 adjusted earnings primarily due to significantly lower U.S. market crack spreads, partially offset by higher international marketing margins.

The domestic refining crude oil capacity utilization rate for the fourth quarter was 94 percent, a 4 percent increase from the previous quarter, which was impacted by hurricane-related downtime. The international crude oil capacity utilization rate was 89 percent, up from 75 percent in the previous quarter, including lower economic run reductions in the fourth quarter at the Wilhelmshaven, Germany, refinery.

Worldwide, R&M’s refining crude oil capacity utilization rate was 93 percent, up from 87 percent in the previous quarter and down slightly from the 95 percent in the fourth quarter of 2007. Before-tax turnaround costs were $70 million in the fourth quarter of 2008, down from $73 million in the previous quarter and $80 million in the fourth quarter of 2007.

Twelve-month financial results: R&M net income for 2008 was $2,322 million, compared with $5,923 million in 2007. The 2008 R&M adjusted earnings were $2,672 million, while 2007 adjusted earnings were $5,331 million. The decrease was primarily due to significantly lower U.S. market crack spreads, lower refining volumes, net foreign exchange losses, and higher utility costs. This decrease was partially offset by higher international marketing margins.

LUKOIL Investment

Fourth-quarter financial results: The LUKOIL Investment segment had a net loss of $7,410 million in the fourth quarter, compared with net income of $438 million in the previous quarter and net income of $649 million in the fourth quarter of 2007. Fourth-quarter 2008 adjusted earnings were zero. The results include ConocoPhillips’ estimated equity share of LUKOIL’s income for the fourth quarter based on market indicators, LUKOIL’s publicly available operating results, and estimated hedging gains in the current quarter based on publicly available information.

Fourth-quarter 2008 also included a $101 million positive impact from the alignment of estimated net income to LUKOIL’s third-quarter 2008 reported results. The alignment to reported results was primarily due to hedging gains recorded by LUKOIL in the third quarter of 2008, which were not publicly available at the time of ConocoPhillips’ third-quarter estimate.

Fourth-quarter 2008 adjusted earnings were lower than third-quarter 2008 net income primarily due to lower estimated realized prices. While lower extraction and export taxes partially offset the impact of price decreases, export taxes recorded in the fourth quarter were much higher than commodity prices imply given the sharply declining price environment, since export taxes are based on prior-period prices. Fourth-quarter adjusted earnings also benefited from higher estimated volumes and a net $202 million positive impact from the alignment of estimated net income to LUKOIL’s reported results.

Fourth-quarter 2008 adjusted earnings were lower than fourth-quarter 2007 net income primarily due to lower estimated realized prices and higher estimated operating costs, partially offset by lower estimated taxes and a net $92 million positive impact from the alignment of estimated net income to LUKOIL’s reported results.

For the fourth quarter of 2008, ConocoPhillips estimated its equity share of LUKOIL production was 451,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 250,000 barrels per day.

Twelve-month financial results: The LUKOIL Investment segment had a net loss for 2008 of $5,488 million, compared with net income of $1,818 million in 2007. The 2008 adjusted earnings of $1,922 million were higher than 2007 net income primarily due to higher estimated realized prices and hedging gains, partially offset by higher estimated taxes and operating costs, as well as lower estimated volumes.

Chemicals

Fourth-quarter financial results: The Chemicals segment reported a fourth-quarter net loss of $6 million, compared with net income of $46 million in the previous quarter and $99 million in the fourth quarter of 2007. The decrease from the previous quarter was primarily due to lower margins and volumes. The decrease from the fourth quarter of 2007 was primarily due to the absence of a one-time, capital-loss tax benefit, as well as lower aromatics and styrenics margins.

Twelve-month financial results: The Chemicals segment had net income of $110 million for 2008, compared with $359 million in 2007. The decrease was primarily due to lower aromatics and styrenics margins, as well as the absence of the one-time tax benefit.

Emerging Businesses

The Emerging Businesses segment had a net loss of $25 million in the fourth quarter, compared with net income of $35 million in the previous quarter and $2 million in the fourth quarter of 2007. Fourth-quarter 2008 adjusted earnings were $60 million. Fourth-quarter 2008 adjusted earnings were higher than net income in the previous quarter and the fourth quarter of 2007 primarily due to higher international power generation results.

Corporate and Other

Fourth-quarter Corporate expenses were $388 million after-tax, compared with $281 million in the previous quarter and $271 million in the fourth quarter of 2007. Fourth-quarter 2008 and fourth-quarter 2007 adjusted Corporate expenses were $354 million and $286 million after-tax, respectively. Fourth-quarter 2008 adjusted expenses were higher than the previous quarter's expenses mainly due to higher net interest expense, which includes lower capitalized interest, and higher environmental costs, as well as higher taxes. Fourth-quarter 2008 adjusted expenses were higher than fourth-quarter 2007 adjusted expenses primarily due to higher taxes and net interest expense.

Outlook

Mr. Mulva concluded:

“We have created a self-sustaining, competitive international integrated energy company, and our long-term strategy remains unchanged. Through organic growth and prior business transactions, we have the resources and opportunities for long-term growth. Our existing portfolio of high-quality assets enables us to replace reserves, maintain current production levels, and responsibly deliver energy to consumers in a low price environment. In light of the current business environment, we are reducing our cost structure and constraining capital to live within our means.

“We anticipate the company’s first-quarter E&P segment production will be near fourth-quarter 2008 production, and we expect exploration expenses to be around $400 million for the quarter. Downstream, we anticipate the worldwide refining crude oil capacity utilization rate in the first quarter to be in the low-80-percent range due to planned turnaround activity in the United States and continued economic run reductions at the Wilhelmshaven refinery. Turnaround costs are expected to be approximately $225 million before-tax for the quarter.

“We look forward to discussing our 2009 capital, operating and financial plans in greater detail when we meet with the investment community on March 11 in New York.”

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 33,800 employees, $143 billion of assets, and $241 billion of revenues as of December 31, 2008. For more information, go to www.conocophillips.com.

ConocoPhillips’ quarterly conference call is scheduled for 11 a.m. Eastern time today.

To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link.

For detailed supplemental information, go to www.conocophillips.com/investor/financial_reports/earnings_reports/index.htm.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions, as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, results and expenses and adjusted earnings per share. These are non-GAAP financial measures and are included to help facilitate comparisons of company operating performance across periods. A reconciliation of adjusted earnings to net income is shown in the tables below.

Reconciliation of Adjusted Earnings to Net Income
Millions of dollars, except per share amounts

Consolidated	4Q08	3Q08	4Q07	2008	2007
Net income (loss)	$(31,764)	$5,188	$4,371	$(16,998)	$11,891
Goodwill recoverability impairment	(25,443)			(25,443)
LUKOIL investment impairment	(7,410)			(7,410)
Impairment - expropriated assets					(4,512)
Impairments - other	(1,251)	(28)	(111)	(1,292)	(161)
Total Impairments	(34,104)	(28)	(111)	(34,145)	(4,673)
Gain (loss) on asset sales	525	140	188	814	1,047
Tax rate changes			186		365
Severance accruals	(99)			(99)
Total Adjustments	(33,678)	112	263	(33,430)	(3,261)
Adjusted earnings	$1,914	$5,076	$4,108	$16,432	$15,152

Income (loss) per share of common stock	$(21.37)	$3.39	$2.71	$(11.16)	$7.22

Adjusted earnings per share of common stock*	$1.28	$3.32	$2.55	$10.66	$9.21
* Based on adjusted diluted shares of (in millions):	1,497.8			1,540.8

E&P	4Q08	3Q08	4Q07	2008	2007
Net income (loss)	$(24,293)	$3,928	$2,608	$(13,479)	$4,615
Goodwill recoverability impairment	(25,443)			(25,443)
Impairment - expropriated assets					(4,512)
Impairments - other	(599)	(28)	(120)	(627)	(273)
Total Impairments	(26,042)	(28)	(120)	(26,070)	(4,785)
Gain (loss) on asset sales	428	138	172	590	708
Tax rate changes			171		209
Severance accruals	(71)			(71)
Total Adjustments	(25,685)	110	223	(25,551)	(3,868)
Adjusted earnings	$1,392	$3,818	$2,385	$12,072	$8,483

R&M	4Q08	3Q08	4Q07	2008	2007
Net income	$289	$849	$1,122	$2,322	$5,923
Impairments	(537)		9	(550)	112
Gain (loss) on asset sales	97	2	16	224	339
Tax rate changes					141
Severance accruals	(24)			(24)
Total Adjustments	(464)	2	25	(350)	592
Adjusted earnings	$753	$847	$1,097	$2,672	$5,331

LUKOIL Investment	4Q08	3Q08	4Q07	2008	2007
Net income (loss)	$(7,410)	$438	$649	$(5,488)	$1,818
Impairment	(7,410)			(7,410)
Adjusted earnings	$-	$438	$649	$1,922	$1,818

Emerging Businesses	4Q08	3Q08	4Q07	2008	2007
Net income (loss)	$(25)	$35	$2	$30	$(8)
Impairments	(85)			(85)
Adjusted earnings	$60	$35	$2	$115	$(8)

Corporate	4Q08	3Q08	4Q07	2008	2007
Net income (loss)	$(388)	$(281)	$(271)	$(1,034)	$(1,269)
Impairments	(30)			(30)
Tax rate changes			15		15
Severance accruals	(4)			(4)
Total Adjustments	(34)	-	15	(34)	15
Adjusted earnings (expenses)	$(354)	$(281)	$(286)	$(1,000)	$(1,284)

CONTACT:
ConocoPhillips
Becky Johnson, 281-293-6743 (media)
Gary Russell, 212-207-1996 (investors)